Exhibit 10.2

RIGHTS AGREEMENT

THIS RIGHTS AGREEMENT (the "Rights Agreement") is made and entered into this 9th day of October, 2012 (the "Effective Date") by and between Asure Software, Inc., a Delaware corporation (“Asure”), and FotoPunch, Inc., a Delaware corporation (“FotoPunch”). Capitalized terms not otherwise defined herein shall have the same meaning as set forth in a Code Purchase and Perpetual License Agreement dated of even date herewith between Asure and FotoPunch (the "License Agreement").

WHEREAS, as a condition of Asure entering into the License Agreement as set forth in Section 5 thereof, the parties are entering into this Rights Agreement whereby FotoPunch shall grant to Asure certain rights, all as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Special Meanings. As used in this Rights Agreement the following terms or phrases shall have the following meanings:

(a)  “Purchase FotoPunch” means a sale of all or substantially all of the assets of FotoPunch, a sale of more than 50% of FotoPunch’s voting securities, or a merger or consolidation of FotoPunch with or into another company, or other similar corporate transaction whereby the FotoPunch business is sold or transferred to a third party.

(b) “Match any acceptable offer" means agreeing to the same terms or terms more favorable to FotoPunch as provided in a bona fide offer to Purchase FotoPunch regarding consideration and payment terms.

                (c)           “Rights Period” means the two year period commencing on the Effective Date and ending at midnight central standard time on the second year anniversary of the Effective Date.

2. Option Right to Purchase FotoPunch.»

  FotoPunch hereby grants to Asure during the Rights Period, a sole and exclusive first right and option to Purchase FotoPunch for a total purchase price of $3,000,000 in cash and/or assumed liabilities (the “Option Right”). Asure may exercise the Option Right by giving written notice thereof to FotoPunch at any time during the Rights Period.  Once exercised, the obligations of the parties to consummate the proposed transaction shall be subject to Asure’s satisfactory completion of due diligence of FotoPunch and the satisfaction of other closing conditions usual and customary in transactions of this nature, all of which will be contained in a purchase agreement.

3. First Refusal Right to Purchase FotoPunch.  During the Rights Period, FotoPunch hereby also grants Asure a right of first refusal to match any acceptable offer to Purchase FotoPunch received by FotoPunch (the “First Refusal Right”).   Upon the receipt by FotoPunch of an offer from a bona fide third party constituting an offer to Purchase FotoPunch which is acceptable to FotoPunch (an “Offer”), FotoPunch shall promptly deliver to Asure a complete copy of such offer (the “Notice”).  Asure shall, for a period of sixty (60) days following receipt of the Notice, have the right to exercise the First Refusal Right and to Purchase FotoPunch on the same terms or terms more favorable to FotoPunch as provided in the Notice regarding consideration and payment terms.  Asure shall exercise its First Refusal Right by sending written notice of such exercise to FotoPunch (the “Exercise Notice”). If the Exercise Notice is given timely to FotoPunch, FotoPunch and Asure shall use their best efforts to consummate the purchase within the time period provided in the Notice or within six months from receipt of the Notice, whichever is greater, subject to Asure’s satisfactory completion of due diligence of FotoPunch and the satisfaction of other closing conditions usual and customary in transactions of this nature, all of which will be contained in a purchase agreement.  If the Exercise Notice is not given timely to FotoPunch, FotoPunch may effectuate such purchase to the bona fide third party upon terms and conditions specified in the Notice.  If the purchase to the third party is not consummated within six months from the date of the Offer, the Offer shall once again and automatically be subject to the terms and conditions of the First Refusal Right.

4. Special Payments to Asure.

(a) If during the Rights Period, Asure does not exercise its Option Right and no Offer has been received and accepted by FotoPunch during the Rights Period, then Asure will forfeit its right for any payment or obligation by FotoPunch provided in this Section 4. If during the Rights Period FotoPunch received an Offer, Asure does not exercise its First Refusal Right, and such third party Purchases FotoPunch, then the Purchase Price (as defined in the License Agreement) and all integration services fees paid by Asure to FotoPunch under the License Agreement shall be re-paid by FotoPunch to Asure in one lump sum on or before the closing of any purchase of FotoPunch by a third party.

(b) Additionally, if the purchase price to Purchase FotoPunch by a third party with respect to an Offer received during the Rights Period is in excess of $3,000,000 in cash, securities and/or assumed liabilities, then in addition to the repayment of all such amounts to Asure pursuant to Section 4(a) above, FotoPunch shall pay to Asure 50% of the consideration received in such purchase of FotoPunch in excess of $3,000,000.  Such amounts shall also be paid to Asure in cash on the closing of the purchase of FotoPunch by such third party.

(c) In no event shall FotoPunch have the right during the Rights Period to allow any party who provides products and services in the Industry or whom is a Competitor to Purchase FotoPunch (including an Offer to Purchase FotoPunch during the Rights Period which purchase is consummated after the Rights Period), unless FotoPunch first obtains Asure’s prior written consent to such purchase or offer.   Asure shall have the unfettered right to object to such purchase or offer without liability.  If Asure consents to such purchase or offer, Asure shall be paid the amounts in Sections 4(a) and (b) above in cash on the closing of the purchase of FotoPunch by such competitor.

(d) Asure shall be entitled to the payments set forth in this Section 4 notwithstanding that the FotoPunch Purchase by a third party is consummated following the Rights Period provided the Offer was received at anytime during the Rights Period.

5. No Affect on Perpetual License. Nothing contained in this Rights Agreement shall in any manner whatsoever terminate, modify or otherwise affect the Perpetual License granted to Asure under the License Agreement, or any other right granted to Asure under the License  Agreement.

6. Representations.  FotoPunch represents it has the right to grant to Asure the Option Right and First Refusal Right and has not granted any such right or similar right, and will not grant any right or similar right, to any third which grant is inconsistent with the rights granted to Asure in this Rights Agreement.

7.  Incorporation by Reference.  The parties agree that Sections 8, 9, and 10.2 through Section 10.7 of the License Agreement are hereby incorporated by reference as if separately set forth herein.

IN WITNESS WHEREOF, the undersigned duly authorized officers of the respective parties have hereto affixed their signatures to this Agreement as of the date and year first written above.

FOTOPUNCH, INC.                                                                      ASURE SOFTWARE, INC.

By:           /s/ Tom Loveland                                                          By: /s/ Patrick Goepel
Its: Chief Executive Officer	Its: Chief Executive Officer